October 8. 1996                              Point of Contact: Charles J. Viater
                                                                   President/CEO


                      MFB CORP. ANNOUNCES STOCK REPURCHASE
                 SHAREHOLDER RIGHTS PLAN AND BIF/SAIF ASSESSMENT

         Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), (the "Corporation"), parent company of Mishawaka Federal Savings (the "Bank"), announced today that the Board of Directors has approved the repurchase of an additional 93,764 shares of the Corporation's outstanding common stock, without par value, a number of shares equal to approximately 5% of its outstanding shares. This brings the total shares now available for repurchase by the Corporation to 192,463 shares or approximately 10% of the Corporation's outstanding shares. Such purchases will be made subject to market conditions in the open market or block transactions. Repurchases may begin as early as October 11, 1996, as the required regulatory approval has been received. Since the Company completed its conversion to a publicly-owned stock company on March 24, 1994, it has completed the repurchase of 328,371 shares at an average price of $13.52 per share. Charles J.Viater, President/CEO indicated that "the repurchase of our shares should benefit both our shareholders and the company and is consistent with our ongoing efforts to improve shareholder value." The Board believes that the Corporation's shares are from time to time undervalued by the market and this program will have the effect of enhancing the book value per share and the potential for growth in earnings per share of the Corporation's remaining outstanding shares.

         In addition, the Corporation announced that the Board of Directors has adopted a Shareholder Rights Plan (the "Plan"). The Plan is designed to enhance long term shareholder value by limiting the ability of individuals to engage in inadequate. undesirable or hostile takeover attempts. The Plan also allows the company to carry out its strategic plan of diversification, increased market share, franchise growth and enhancement of long term shareholder value as a local, independent community bank. Mr. Viater stated that the Plan is similar to those maintained by more than 1,400 U.S. corporations.

         To implement the Plan, shareholders of record as of October 21, 1996, will receive one right for each outstanding share of the Corporation's Common Stock. Initially, the Rights will trade automatically with the Common Stock and separate Right Certificates will not be issued. The Rights will expire on October 1, 2006, unless earlier redeemed or exchanged. The Board of Directors of the Corporation may approve redemption of the Rights in whole, but not in part, at a price of $.01 per Right.

         Each Right entities the registered holder,  subject to the terms of the
Rights   Agreement,   to  purchase  from  the   Corporation  one  share  of  the
Corporation's Common

Stock at a purchase price of $46.00 per share, subject to adjustment. The Rights will not be exercisable until a subsequent distribution date which will occur only if a person or group acquires beneficial ownership of 12% or more of the Corporation's Common Stock (or 10% if a person or group of persons is declared an "Adverse Person" by the Corporation's Board), or announces a tender or exchange offer that would result in such person or group owning 30% or more of the Common Stock. Upon the happening of certain other events, the Rights become exercisable to purchase shares of Common Stock of the Corporation (or, in certain circumstances, other consideration) at a 50% discount to market price. Mr. Viater explained that "the Plan is not designed to, nor would it, prevent MFB Corp. from being acquired, but instead ensures that any such action will be taken in the best interests of those who own our stock." Mr. Viater further pointed out that the issuance of the Rights has no dilutive effect on the shares themselves or on the Corporation's earnings. Chairperson Marian Torian further commented that "the Plan will permit the Corporation's directors and management to continue to build long term value for the shareholders and maintain a locally owned and operated banking alternative in Mishawaka, Indiana and the surrounding communities."

         On September 30, 1996, President Clinton signed into law a measure that included a one time special assessment to capitalize the Savings Associations Insurance Fund ("SAIF"), the deposit insurance fund of the Bank. The assessment will be recognized as an operating expense during the fiscal year ended September 30, 1996 and will be fully deductible for both federal and state income tax purposes. This nonrecurring expense amounts to approximately $577,000 on an after tax basis, or the equivalent of $.29 per share outstanding. "This special assessment is one that was beyond the control of the Bank and eliminates the existing significant disparity between insurance premiums paid by banks and those paid by savings institutions. We can now look forward to reduced deposit insurance premiums in the future and, ultimately, parity with all other financial institutions in the funding of deposit insurance," according to Viater. Beginning January 1, 1997 the annual deposit insurance premium for the Bank will be reduced from .23% to .064% of total assessable deposits.

         The Bank is a wholly owned subsidiary of MFB Corp., with assets of $211 million as of June 30, 1996. The Bank provides retail and small business financial services to the South Bend/Mishawaka area through its main office in Mishawaka and three branch locations throughout the community.

                                       -2-